For Immediate Release

SUREWEST COMMUNICATIONS TO SELL WIRELESS ASSETS
TO VERIZON WIRELESS

ROSEVILLE, CA - January 22, 2008 - Leading independent communications holding company SureWest Communications (Nasdaq: SURW) announced today that it has entered into a definitive agreement to sell the operating assets of its Wireless business to Verizon Wireless.

Under the agreement, Verizon Wireless will acquire the spectrum licenses and operating assets of SureWest Wireless, excluding SureWest’s more than 50-owned communication towers, for an aggregate cash purchase price of $69.0 million. Completion of the transaction is not subject to financing. As of the third quarter 2007, SureWest served over 50,000 wireless subscribers and its spectrum licenses covered a population of 3.8 million in the greater Sacramento area. The transaction, which is expected to close in the second quarter 2008, is subject to customary closing conditions and regulatory approvals, including approval by the Federal Communications Commission and the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The company expects to use the net proceeds from the transaction to repay indebtedness to be incurred in connection with its previously announced acquisition of Everest Broadband, Inc.

Steve Oldham, SureWest's president and chief executive officer, said, “Over the past two years, we have made great strides in transforming SureWest into a full-service integrated communications company focused on offering advanced telephone, Internet and television services over a superior IP-based fiber-to-the-home broadband network that provides the most outstanding customer experience possible.

“The sale of the Wireless assets is another important step in this transformation and will enhance our financial flexibility in supporting the extension of our triple-play offerings to a broader service area,” Oldham added. “We believe our customers will respond positively to being transitioned to such a respected national provider.”

SureWest has made aggressive advancements in its strategy by divesting its non-core assets and in making strategic acquisitions. In addition to divesting the assets of its Wireless business, SureWest sold its Directory Publishing business to GateHouse Media for $110 million in early 2007. Additionally, on December 6, 2007, SureWest signed a definitive agreement to acquire Everest Broadband, Inc. in a transaction that will more than double SureWest’s triple-play residential subscriber base and facilitate the rapid expansion of its business services. With today’s announcement, the company can resume its previously authorized share repurchase program.

UBS Investment Bank acted as exclusive financial advisor to SureWest Communications, and Orrick, Herrington & Sutcliffe LLP served as special outside legal counsel.

About SureWest
Serving the Northern California region for more than 90 years, SureWest Communications (www.surewest.com) is one of the nation's leading integrated communications providers, and is the bandwidth leader in the markets it serves. SureWest's bundled offerings include an array of advanced IP-based digital video, high-speed Internet, local and long distance telephone, and wireless PCS. SureWest's fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps. Its copper platform provides IP-based digital video, digital voice and DSL broadband and is in the process of being upgraded to fiber in select areas to increase the number of revenue generating units available in those markets.

About Verizon Wireless
Verizon Wireless operates the nation’s most reliable wireless voice and data network, serving 63.7 million customers. The largest U.S. wireless company and largest wireless data provider, based on revenues, Verizon Wireless is headquartered in Basking Ridge, N.J., with 68,000 employees nationwide. The company is a joint venture of Verizon Communications (NYSE: VZ) and Vodafone (NYSE and LSE: VOD). Find more information on the Web at www.verizonwireless.com. To preview and request broadcast-quality video footage and high-resolution stills of Verizon Wireless operations, log on to the Verizon Wireless Multimedia Library at www.verizonwireless.com/multimedia.

Contacts:
Reid Cox
Investor Relations
916-786-1799
r.cox@surewest.com

Ron Rogers
Media Relations
916-746-3123
r.rogers@surewest.com

Safe Harbor Statement
Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to, advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California, Kansas and Missouri in general, and in the Sacramento, California Metropolitan and greater Kansas City Metropolitan areas in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

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